                                                                     EXHIBIT 8.2


November 7, 2001


Newport News Shipbuilding, Inc.


     Re:  U.S. Federal Income Tax Opinion
          -------------------------------

Ladies and Gentlemen:

          The opinions below are provided pursuant to Section 5.10(g) of the Agreement and Plan of Merger (including the annexes thereto, the "Merger Agreement"), dated as of November 7, 2001, by and among Newport News Shipbuilding, Inc., a Delaware corporation (the "Company"), Northrop Grumman Corporation, a Delaware corporation ("Northrop") and Purchaser Corp. I, a Delaware corporation and a direct and wholly-owned subsidiary of Northrop ("Purchaser"), in connection with the proposed tender offer by the Purchaser for any and all shares of the Company (the "Offer") and subsequent merger of the Company with and into Purchaser in which Purchaser will be the surviving entity (the "Merger").

          In reaching the opinions expressed below, we have reviewed and relied on the Merger Agreement, including representations contained therein made by Northrop and the Company, officers certificates of the Company, Northrop and Purchaser, dated as of the date hereof, and such other items as we have deemed relevant to our opinion. We have assumed that officers' certificates, in all material respects in the form attached as Exhibits A1 and A2 hereto, dated as of the effective date of the Merger (the "Effective Date"), will be provided by the Company, Northrop and Purchaser at the time of the Merger and that the representations contained therein will be true, correct and complete as of the Effective Date.

          We have also assumed that (i) the Merger will qualify as a statutory Merger under applicable laws of the State of Delaware, (ii) the Merger is consummated

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Newport News Shipbuilding, Inc.       2                         November 7, 2001

expeditiously after the closing of the Offer and in any event on or prior to April 30, 2002, (iii) the Offer and Merger will occur in accordance with all the terms of, and as described in the Merger Agreement and none of the terms or conditions of the Offer or Merger, as set forth in the Merger Agreement, is modified or waived, and (iv) the value of Northrop stock issued to stockholders of the Company pursuant to the Offer and Merger will represent a sufficient percentage of the value of all consideration furnished to Company stockholders in the Offer and Merger to satisfy the continuity of shareholder interest requirement of Treas. Reg. 1.368-1(e) (the "Continuity of Interest Requirement").

          The Continuity of Interest Requirement will be satisfied if the value of Northrop stock issued to Company stockholders in the Offer and Merger in exchange for Company common stock represents at least 45 percent of the value of all consideration furnished to the Company stockholders in the Offer and Merger (including payments to dissenters). For this purpose, consideration paid in the Offer or Merger will not be taken into account if paid to the Company or the Company's Employee Compensation Trust (the "SECT") as defined in Section 2.8(a) of the Merger Agreement. In addition, consideration paid in the Offer or the Merger will be taken into account or not be taken into account, on a consistent basis for each group of items, whichever produces the lowest level of continuity, if paid in respect of Company common stock (i) acquired by third parties from the SECT pursuant to Section 6.13(f) of the Merger Agreement, (ii) acquired through the exercise of stock options after the date hereof or (iii) that are "restricted stock." For purposes of the Continuity of Interest Requirement, in measuring the value of Northrop stock issued in the Offer, such value will be based on the lesser of the value of Northrop stock on the date the Offer closes and the value of Northrop Stock on the date the Merger closes.

          Note that the determination of whether the Continuity of Interest Requirement is met depends in significant part on facts that cannot be known until the Effective Date. Pursuant to Sections 2.11 and 6.16 of the Merger Agreement, it is a condition to consummation of the Merger in the form described above, that we deliver opinions, as of the Effective Date, to the same effect as those provided below; but based on the facts existing as of such date.

          The opinions expressed below are based upon existing laws, regulations, Internal Revenue Service positions, and judicial decisions, any of which may be changed at any time with retroactive effect. We assume no obligation to modify or supplement this opinion if, after the date hereof, any applicable laws, regulations, positions, or decisions change or we become aware of any facts that might change the opinion expressed herein.

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Newport News Shipbuilding, Inc.       3                         November 7, 2001

          Based upon and subject to the foregoing it is our opinion that:

          1. The Offer and Merger will qualify as a reorganization for United States federal income tax purposes within the meaning of section 368(a) of the United States Internal Revenue Code of 1986, as amended; and

          2. Northrop, the Purchaser and the Company will each be a party to the reorganization within the meaning of section 368(b) of the Code.

          No opinion is expressed on any matter not expressly opined on herein. The opinions expressed herein are solely for your benefit and may not be relied on in any matter or for any purpose by any other person or entity.


                                   Very truly yours,

                                   FRIED, FRANK, HARRIS, SHRIVER & JACOBSON



                                   By:        /s/ Joel Scharfstein
                                       -----------------------------------
                                                  Joel Scharfstein

                          Newport Closing Certificate

                                   Exhibit A1


                             OFFICER'S CERTIFICATE

                                 [Newport News]




     In accordance with Section 5.10(g) of the Agreement and Plan of Merger (the "Merger Agreement") dated as of November 7, 2001 by and among Northrop Grumman Corporation, a Delaware corporation ("Northrop"), Purchaser Corp. I, a Delaware corporation and a direct, wholly owned subsidiary of Northrop ("Purchaser"), and Newport News Shipbuilding Inc., a Delaware corporation ("Company"), Fried, Frank, Harris, Shriver & Jacobson, a partnership including professional corporations ("Fried Frank"), has been requested to deliver to the Company certain opinions ("Initial Tax Opinions"). The undersigned officer of the Company, recognizing that Fried Frank will rely on this certificate in delivering such opinions, hereby certifies, represents and warrants on behalf of the Company, after due inquiry and investigation, that the representations set forth in the Merger Agreement relating to the Company are true, correct and complete in all material respects and that the following statements are true, complete and correct in all respects. All capitalized terms used but not defined in this certificate shall have the meanings set forth in the Merger Agreement.

     1. Since the date of the Merger Agreement, the Company has not agreed to amend or waive any of the terms or conditions of the Merger Agreement or annexes thereto.

     2. Immediately following the Merger, Purchaser will own at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by Company immediately prior to (i) the Offer and (ii) the Merger. For purposes of this representation, amounts paid by Company to holders of Company Common Stock who receive cash or other property in the Offer or Merger (including amount paid to dissenters), amounts used by Company to pay reorganization expenses, and all redemptions and distributions (except for normal dividends consistent with Company's historical dividend practice and policy) made by Company in connection with or in contemplation of the Offer or Merger will (except to the extent such amounts are funded from assets described in the next sentence or are funded by the Purchaser or Northrop in connection with the Offer or Merger, other than as a loan from Northrop) be included as assets of Company immediately prior to the Offer and the Merger. For purposes of this representation Company Common Stock held by the SECT and any cash or other consideration received for such Stock from Northrop or Purchaser pursuant to the Offer or Merger will not be considered an asset of the Company.

     3. Prior to and in connection with the Offer or Merger, Company has not redeemed, reacquired, repurchased or otherwise acquired any shares of any class of stock of Company (other than from the SECT) or made any extraordinary distribution (i.e., a distribution other than a normal
                                      ----
          dividend consistent with Company's historical dividend practice and policy) with respect to any shares of any class of stock of Company.

     4. The SECT is and will be through the Effective Time a "grantor" trust with respect to which the Company is and will be considered the owner of all of the assets of the trust pursuant to Sections 671 through 676 of the Code.

     5. Except for the SECT no other entity which (i) is a grantor trust with respect to which the Company is considered the owner of any part of it assets or (ii) is a single member LLC or other disregarded entity for United States federal income tax purposes whose assets would be considered for United States federal income tax purposes to be owned by the Company, owns or has owned at any time after May 1, 2001 any shares of Company Common Stock.

     6. Since the date of the Merger Agreement, the Company has not issued any additional stock (including Company Common Stock) of any kind to any person other than ____ and _____ shares of Company Common Stock pursuant to exercise of stock options and pursuant to the ESPAP, respectively.

     7. None of the compensation received, or to be received after the closing of the Offer, by any shareholder-employees of Company will be separate consideration for, or allocable to, any of their Company Common Stock; none of the shares of Parent Common Stock received in the Offer or Merger by any shareholder-employees of the Company will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to all shareholder-employees of the Company will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

     8. During the two-year period preceding the date hereof, Company has conducted substantially the same historic business it currently conducts and has not disposed of any significant historic business assets other than in the ordinary course of its business.

     9. During the two-year period preceding the date hereof, no assets of Company have been sold, exchanged or otherwise disposed of, except in the ordinary course of business.

     10. Company is not an investment company as defined in Sections 368(a)(2)(F)(iii) and 368(a)(2)(F)(iv) of the Code.

     11. Company is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

     12. Immediately prior to the Merger, both the fair market value of Company's assets and the tax basis of the Company's assets will equal or exceed the sum of Company's liabilities and the liabilities, if any, to which Company's assets are subject.

     13. The liabilities of Company and the liabilities to which Company's assets are subject were incurred in the ordinary course of its business.

     14. Company and the holders of Company Common Stock have paid will pay their respective expenses, if any, incurred in connection with the Offer and Merger, except that certain expenses of the Company may be paid with funds provided by Purchaser or Northrop.

     15. There is no intercorporate indebtedness existing between Northrop and Company or between Purchaser and Company that was issued, acquired or will be settled at a discount.

     16. With respect to any federal, state, or local tax return of Company for a taxable period ending on or prior to the Effective Time, Company will not take any position, and Company will not take any other reporting position or make any election, that is inconsistent with any of the foregoing representations or the Initial Tax Opinions, unless otherwise required by a "determination" (as defined in Section 1313(a)(1) of the Code) or by applicable state or local tax law.

     17. The Merger Agreement plus the exhibits and annexes thereto represents the entire understanding of Company with respect to the Offer and Merger.

     18. The undersigned is authorized to make all of the statements and representations set forth herein on behalf of Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the _____ day of _______, 2001.


                                     ________________________________
                                     Name:
                                     Title:

                          Form of Closing Certificate

                                   Exhibit A2


                             OFFICER'S CERTIFICATE

                                   [NORTHROP]

                              [Purchaser Corp. I]



     In accordance with Section 5.10(g) of the Agreement and Plan of Merger (the "Merger Agreement") dated as of November 7, 2001 by and among Northrop Grumman Corporation, a Delaware corporation ("Northrop"), Purchaser Corp. I, a Delaware corporation and a direct, wholly owned subsidiary of Northrop ("Purchaser"), and Newport News Shipbuilding Inc., a Delaware corporation ("Company"), Fried, Frank, Harris, Shriver & Jacobson, a partnership including professional Frank, Harris, Shriver & Jacobson, a partnership including professional corporations ("Fried Frank"), has been requested to deliver to Company certain opinions ("Initial Tax Opinions"). The undersigned officers of Northrop and Purchaser, recognizing that Fried Frank will rely on this certificate in delivering such opinions, hereby certify, represent and warrant on behalf of Northrop and Purchaser, after due inquiry and investigation, that the representations set forth in the Merger Agreement relating to Northrop and Purchaser are true, correct and complete in all material respects and that the following statements are true, complete and correct in all respects. All capitalized terms used but not defined in this certificate shall have the meanings set forth in the Merger Agreement.

     1. The Offer has been and Merger will be consummated solely in compliance with the terms and conditions of the Merger Agreement and annexes thereto, and none of such terms and conditions have been or will be waived or modified.

     2. Northrop has no plan or intention (i) to liquidate Purchaser, (ii) to merge Purchaser with or into another corporation or entity, or (iii) to sell or otherwise dispose of any class of stock of Purchaser, except for transfers (including successive transfers) of such stock to one or more corporations controlled (within the meaning of Section 368(c) of the Code), in the case of each transfer, by the transferor corporation at the time of such transfer. Northrop has no plan or intention to, or to cause or permit Purchaser to, sell or otherwise dispose of any of Purchaser's assets, including any of the assets Purchaser acquired from the Company, except for dispositions made in the ordinary course of business or transfers (including successive transfers) of assets to one or more corporations controlled (within the meaning of Section 368(c) of the Code), in the case of each transfer, by the transferor corporation.

     3. Following the Merger, Purchaser will own at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by Company immediately prior to (i) the Offer and (ii) the Merger. For purposes of this representation, amounts paid by Company holders of Company Common Stock who receive cash or other property in the Offer or Merger (including amount paid to dissenters), amounts used by Company to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by Company in connection with or in contemplation of the Offer or Merger will (except to the extent such amounts are funded from assets described in the next sentence or are funded by the Purchaser or Northrop in connection with the Offer or Merger, other than as a loan from Northrop) be included as assets of Company immediately prior to the Offer and the Merger. For purposes of this representation Company Common Stock held by the SECT and any cash or other consideration received for such Stock from Northrop or Purchaser pursuant to the Offer or Merger will not be considered an asset of the Company.

     4. Neither Northrop nor Purchaser has any plan or intention to take any action, or fail to take any action, that would cause Purchaser to fail, following the Merger, to own at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by Company immediately prior to
          (i) the Offer and (ii) the Merger. For purposes of this representation, amounts paid by Company to holders of Company Common Stock who receive cash or other property in the Offer or Merger (including amounts paid to dissenters), amounts used by Company to pay reorganization expenses, and all redemptions and distributions (except for normal dividends consistent with Company's historical dividend practice and policy) made by Company in connection with or in contemplation of the Offer or Merger will (except to the extent such amounts are funded from assets described in the next sentence or are funded by the Purchaser or Northrop in connection with the Offer or Merger, other than as a loan from Northrop) be included as assets of Company immediately prior to the Offer and the Merger. For purposes of this representation Company Common Stock held by the SECT and any cash or other consideration received for such Stock from Northrop or Purchaser pursuant to the Offer or Merger will not be considered an asset of the Company.

     5. Following the Merger, Purchaser will continue Company's historic business or use a significant portion of Company's historic business assets in a business within the meaning of Treasury Regulation (S) 1.368-1(d).

     6. Neither Northrop nor any person related to Northrop (within the meaning of Treasury Regulation (S) 1.368-1(e)(3)) will, in connection with the Offer or Merger or pursuant to an agreement, understanding, plan or intention existing at or prior to the Effective Time, reacquire, redeem, repurchase, exchange or otherwise acquire or offer to reacquire, redeem, repurchase, exchange or otherwise acquire (including by means of derivative transactions, such as an equity swap, that would have the economic effect of an acquisition), directly or indirectly (including through partnerships or through third parties in connection with a plan or intention to so acquire) from any holder of Company Common Shares any Northrop Common Stock issued in the Offer or Merger or otherwise effect a reduction in any such holder's interest in such Northrop Common Stock; provided, however, that Northrop may adopt or continue an open market stock repurchase program that satisfies the requirements of Revenue Ruling 99-58, 1999-2 C.B.
          701. Prior to and in contemplation of the Offer and Merger, neither Northrop nor any person related to Northrop (as defined in Treasury Regulation (S) 1.368-1(e)(3)) has acquired, directly or indirectly through any transaction, agreement or arrangement with any other person, Company Common Shares, except for 100 Company Common Shares.

     7. Northrop, Company and the holders of Company Common Shares will pay their respective expenses, if any, incurred in connection with the Offer and Merger, except that certain expenses of the Company may be paid with funds provided by Purchaser or Northrop. Northrop will pay the expenses of Purchaser incurred in connection with the Offer and Merger. No liabilities of any holders of Company Common Shares will be assumed by Northrop or Purchaser in connection with the Offer or Merger.

     8. Neither Northrop nor any person related to Northrop (within the meaning of Treasury Regulation (S) 1.368-1(e)(3)) beneficially owns, directly or indirectly, and during the last five years neither Northrop nor any such person related to Northrop has beneficially owned, directly or indirectly, any shares of any class of stock of Company, except for 100 shares of Company Common Stock.

     9. Neither Northrop nor Purchaser is an investment company as defined in Sections 368(a)(2)(F)(iii) and 368(a)(2)(F)(iv) of the Code.

     10. Neither Northrop nor Purchaser is under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

     11. No stock of Purchaser has been or will be issued in the Offer or Merger.

     12. None of the compensation received, or to be received after the Offer or the Merger, by any shareholder-employees of Company will be separate consideration for, or allocable to, any of their Company Common Stock; none of the shares of Parent Common Stock received by any shareholder-employees in the Offer or Merger will be separate consideration for, or allocable to, any employment agreement.

     13. Purchaser was formed by Northrop solely for the purpose of carrying out the Offer and Merger. Prior to the Offer and the Merger (i) Northrop will directly own all the outstanding stock in Purchaser;
          (ii) Purchaser will engage in no business activities other than activities related to carrying out the Offer and Merger; and (iii) Purchaser will have no liabilities (other than its obligations under the Merger Agreement).

     14. Neither Northrop nor any person related to Northrop has any plan or intention to cause or permit Purchaser to issue additional shares of its stock (or any options, warrants or other rights to acquire stock of Purchaser) following the Merger that would (of if exercised would) result in Northrop's losing control of Purchaser (within the meaning of Section 368(c) of the Code) or otherwise take any action that could result in Northrop losing control of Purchaser

     15. With respect to any federal, state, or local tax return of Company, neither Northrop nor Purchaser will take any position, and neither Northrop or Purchaser will take any other reporting position or make any election, that is inconsistent with any of the foregoing representations or the Initial Opinions, unless otherwise required by a "determination" (as defined in Section 1313(a)(1) of the Code) or by applicable state or local tax law.

     16. There is no intercorporate indebtedness existing between Northrop and Company or between Purchaser and Company that was issued, acquired, or will be settled at a discount.

     17. The Merger Agreement and the other agreements and documents referenced therein, all as amended through the date hereof represent the entire understanding of Northrop and Purchaser with respect to the Merger.

     18. Each of the undersigned is authorized to make all of the statements and representations set forth herein on behalf of Northrop and Purchaser, respectively.

IN WITNESS WHEREOF, the undersigned have executed this Certificate as of the ____ day of _____, 2001.


                                     By:  _______________________________
                                          Name:
                                          Title:


                                     Purchaser Corp. I


                                     By:  _______________________________
                                          Name:
                                          Title: